Exhibit 4.22

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

Execution Copy

PATENT & KNOW-HOW

LICENSE AGREEMENT

THIS AGREEMENT dated September 19, 2017 is between the following Parties:

(1)
KODE BIOTECH LIMITED, a New Zealand limited company (company no. 713905) having its registered office at 19 Mount Street, Scott Laboratory Building, Auckland University of Technology, Auckland (the “Licensor”); and

(2)
AGALIMMUNE LTD., a private limited company incorporated in England and Wales (company no. 08504603) having its registered office at 1st Floor, Thavies Inn House, 3-4 Holborn Circus, London EC1N 2HA (the “Licensee”).

Background

A.	The Licensor has developed a range of water dispersible glycan-lipid conjugates and is the owner of Exclusionary Rights in respect of the KODE™ Constructs and associated KODE™ Know how.

B.
The Licensee undertakes research into tumour anticancer therapy in humans and is developing a method of promoting tumour regression and destruction by the administration of glycolipids comprising the α-gal epitope.

C.
On March 31, 2015 the Licensee was granted by the Licensor the right to require the Licensor to enter into a license to pursue clinical development and commercialisation of the use of the KODE™ Technology as part of its method (“Option”).

D.
The Licensee has exercised its Option by delivery of an “Option Exercise Notice” as referred to in the Option, and this Agreement accordingly sets out the terms and conditions of the license granted by the Licensor.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	Definitions. In this Agreement (including the Background), the following words shall have the following meanings:

Affiliate: means an entity that controls, is controlled by, or is under common control with a Party to this Agreement.  The term “control” as used in the preceding sentence means possession of the power to direct or call for the direction of the management and policies of an entity, whether through ownership of a majority of the outstanding voting securities, by contract, or otherwise.

Agalimmune Patent: means the patent application by the Licensee listed in Part 2 of Schedule 1 together with any and all granted patents, continuations, continuations-in-part, divisionals, extensions, reissues, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

Confidential Information: means any confidential or proprietary information (including without limitation any trade secrets, Exclusionary Rights, and any inventions, designs, information, know-how, specifications, formulae, data, processes, methods, techniques and other technology) in any form belonging or relating to one Party (the “Disclosing Party”), its Affiliates, its or their business or affairs and directly or indirectly furnished to the other Party (the “Receiving Party”) in connection with this Agreement.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person (or persons):

(a) by means of the holding of shares, or the possession of voting power, in or in relation to, that or any other body corporate; or

(b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Exclusionary Rights: Intellectual property or other proprietary rights (such as registered designs, patents and registered trademarks) that provide the right to exclude others from using the claimed subject matter.

Dollar or $: US Dollar.

Effective Date: The date of delivery of the Option Exercise Notice.

Field: Treatment of cancer in humans whether by way of intramural injection or direct application to tumours.

KODE™ Constructs: [*]

KODE™ Know-How: all know-how owned by the Licensor relating to KODE™ Technology that is not generally known and is useful or necessary for the Licensee to enjoy the benefits of the right and licence granted by the Licensor under Clause 2 including Regulatory Documentation, and all pre-clinical and clinical data owned by the Licensor that is relevant to the Licensed Product.  Examples of the KODE™ Know-How include, without limitation, all technical, scientific and other know-how, information and data, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical and clinical trial results (including Regulatory Documentation), manufacturing procedures, test procedures and purification and isolation techniques, whether or not confidential, proprietary, patented or patentable.

KODE™ Technology: The KODE™ Constructs, their preparation, and biological entities (including cells and virions) incorporating or prepared using KODE™ Constructs.

LCIA: The London Court of International Arbitration.

Licensed Patents: All KODE Technology granted patents and applications owned by the Licensor including those listed in Part 1 of Schedule 1 together with any improvements, continuations, continuations-in-part, divisionals, extensions, reissues, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.  The Licensed Patents also include any granted patents and applications forming part of the New Rights created or acquired by the Licensor during the Term.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

Licensed Product: A product in the Field that cannot be developed, manufactured, used, or sold without infringing one or more Valid Claims.

Net Sales: means the actual invoiced amount on sales of Licensed Products in arm's length transactions by the Licensee (and/or its Affiliates or a Sublicensee as applicable), less the following:

(a) customary trade, quantity, or cash discounts to non-affiliated brokers or agents to the extent actually allowed and taken;

(b) amounts repaid or credited by reason of rejection or return;

(c) to the extent identified on the invoice, any costs of packing, insurance, transport, delivery; and

(d) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of the Licensee (or the applicable Affiliates or Sublicensee).

In any transfers of Licensed Products between any of the Licensee and its Affiliates (or a Sublicensee and its Affiliates as applicable), Net Sales are subject to and calculated based on the final sale of the Licensed Product to an independent Third Party.  If non-monetary consideration is received for any Licensed Products, Net Sales are calculated based on the fair market value of that consideration.  If a Licensed Product is used or disposed of by the Licensee (or its Affiliate or the Sublicensee as applicable) in the provision of a commercial service, the Licensed Product is sold and the Net Sales are calculated based on the sales price of the Licensed Product to an independent Third Party during the same Royalty Period or, in the absence of sales, on the fair market value of the Licensed Product as determined by the Parties in good faith.

New Rights has the meaning given in Clause 6.2(a).

Parties: The Licensor and the Licensee and their respective permitted successors and assigns, and ‘Party’ shall mean each of them.

Regulatory Approval: Means any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the marketing and sale of a Licensed Product in a country.

Regulatory Authority: Means any applicable government entities regulating or otherwise exercising authority with respect to the manufacturing, marketing, sale, reimbursement and/or pricing of the Licensed Products in the Territory, including, without limitation, in the United States, the United States Food and Drug Administration, and in the European Union, the European Medicines Agency, and any successor governmental authority having substantially the same function.

Regulatory Documentation: Means (a) all applications, registrations, licenses, authorizations and approvals submitted to or received from Regulatory Authorities by Licensor, (b) all correspondence submitted to or received from Regulatory Authorities by Licensor, (c) minutes and official contact reports relating to any communications by Licensor with any Regulatory Authority, (d) all supporting documents and all clinical studies and tests by Licensor, relating to any Licensed Product, and (e) all data contained in any of the foregoing, including all advertising and promotion documents, adverse event files and complaint files, but excluding any and all Regulatory Approvals with respect to such Licensed Product.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

Royalty Period: means the partial calendar quarter commencing on the date on which the first sale of a Licensed Product is entered into (including for clarity by a Sublicensee) and every complete or partial calendar quarter thereafter during which either:

(a) this Agreement remains in effect; or

(b) the Licensee has the right to complete and sell work-in-progress and inventory of Licensed Products.

Sublicensee: means any sublicensee of the rights granted the Licensee under this Agreement, and “Sublicense” shall be construed accordingly.

Sublicense Net Sales: means Net Sales by a Sublicensee.

Sublicense Royalties: means royalties due to and received by the Licensee under a Sublicense in respect of sales of Licensed Products.

Term: The period defined in Clause 8.1.

Third Party: Any person other than a Party.

Valid Claim: means:

(a) a claim of an issued and unexpired patent covering the Licensed Patents which has not been permanently revoked or held unenforceable or invalid by an unappealable or unappealed decision of a court or government agency of competent jurisdiction; or

(b) a claim of a pending patent application within the Licensed Patents that has not been abandoned or finally disallowed within [*] years of the first filing date without the possibility of appeal or refiling.

For the purposes of Clause 8.1 (Commencement and termination by expiry) Valid Claims shall be construed with regard to the Agalimmune Patent mutatis mutandis.

1.2
Interpretation. Except where otherwise stated, any reference in this Agreement to a Clause or a Schedule is to a Clause of or a Schedule to this Agreement. The provisions of the Schedules shall form part of this Agreement as if set out here. The headings and sub-headings in this document are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

2	License

2.1
Grant of License. For the Term, and subject to the provisions of this Agreement, the Licensor hereby grants to the Licensee a worldwide, exclusive, royalty-bearing, transferable license in the Exclusionary Rights under the Licensed Patents to:

(a)	use the KODE™ Technology and KODE™ Know-how in the Field; and

(b)	develop, have developed, make, have made, use, have used, import, have imported, sell and have sold Licensed Products.

The Licensor undertakes not to grant others the right to exploit the Exclusionary Rights under the Licensed Patents in the Field during the Term.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

2.2
Additional Know-how.  The Licensor shall promptly make available to the Licensee such further KODE™ Know-how as the Licensor acquires after the date of this Agreement and is at liberty to disclose to the Licensee for commercial use. Such further KODE™ Know-how so supplied by the Licensor under this Clause shall, where it has been identified by describing and recording it when provided to the Licensee, be deemed to be part of the KODE™ Know-how. Nothing in this Agreement shall constitute any representation or warranty that any such further KODE™ Know-how supplied to the Licensee pursuant to this Clause is accurate, up to date, complete, or relevant to the KODE™ Technology or the manufacture of the Licensed Products.

2.3
Sublicenses.  The Licensee may grant Sublicenses of its rights licensed under this Agreement.  All Sublicenses executed by the Licensee pursuant to this Clause shall expressly bind the Sublicensee to the relevant terms of this Agreement. The Licensee shall promptly furnish the Licensor with a fully executed copy of any Sublicense.

2.4	Retained Rights. For the avoidance of doubt the Licensor retains the right to use and exploit the Exclusionary Rights under the Licensed Patents outside of the Field.

2.5
Supply and Use of KODE™ Constructs. To enable the Licensee to enjoy the benefits of the right and licence granted by the Licensor hereunder the Licensee will from time to time require a reliable, good quality supply of KODE™ Constructs.  The Licensor shall take commercially reasonable steps during the term of this licence to ensure that at all material times one or more suppliers (each an “Authorised KODE™ Construct Manufacturer & Supplier”) is granted a license to enable the manufacture and supply of KODE™ Constructs to the Licensee. Each such licence shall:

(a)
require the Authorised KODE™ Construct Manufacturer & Supplier to ensure that all KODE™ Constructs supplied to the Licensee are, as a minimum, manufactured in accordance with [*] as certified by the Licensor (or an appropriate independent third party certifier approved by the Licensor); and

(b)	provide that the Licensor’s royalties for such licence shall not exceed a margin of [*] over the Authorised KODE™ Construct Manufacturer & Supplier’s costs of goods manufactured.

The Licensor shall give reasonable consideration to (if applicable) a proposal or proposals from time to time by the Licensee for:

(c)	the Licensee itself to become an Authorised KODE™ Construct Manufacturer & Supplier; and/or

(d)	for a Third Party to become an Authorised KODE™ Construct Manufacturer & Supplier,

subject always to agreeing commercially reasonable quality and supply terms for the manufacture and supply KODE™ Constructs for the Licensee. Such a license is required to be separately negotiated with the Licensor.

The terms set forth in clause 1 of the Letter Agreement dated 18 March 2017, as amended, between the Licensor and the Licensee are incorporated in this Agreement as though fully set forth herein, thereby granting the Licensee a license to be an Authorised KODE™ Construct Manufacturer & Supplier as contemplated by this clause 2.5.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

3	Diligence and Commercialisation Requirements

3.1
Diligence Requirements.  The Licensee shall use reasonable diligent efforts or require its Affiliates and Sublicensees to use reasonable diligent efforts to develop at least one Licensed Product and to introduce such Licensed Product into the commercial market.

3.2	Development Plans & Reports. The Licensee shall furnish the Licensor with plans and reports as follows:

Plans & Report	Due Date
A written business plan under which the Licensee intends as of the Effective Date to develop and commercialize Licensed Products	Within [*] days of the Effective Date
A written update of the business plan including without limitation:
•          research and development progress during the prior year;
•          efforts to obtain regulatory approval during the prior year;
•          marketing, and sales figures during the prior year;
•          a discussion of its intended development and commercialisation efforts; and
•          sales projections for the current year.
Within [*] days after the start of each calendar year, beginning on 1 January 2016

3.3	Compliance.

(a)	KODE™ Constructs. The Licensee shall comply with all applicable laws, regulations and guidelines relevant to the use of KODE™ Constructs.

(b)
Licensed Products Compliance.  The Licensee shall take all reasonable steps to comply with, and shall require that its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, testing, manufacture, use, and sale of Licensed Products.  The Licensee expressly agrees to comply with the following:

(i)
The Licensee or its Affiliates or Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar foreign governmental authorities in countries or regions in which the Licensee or Affiliate or Sublicensee intends to make, use, or sell Licensed Products.

(ii)
The Licensee and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries and foreign nationals.  The Licensee hereby gives written assurance that it will comply with and will cause its Affiliates and Sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of those laws and regulations by itself or its Affiliates or Sublicensees.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

3.4
Use of Licensor Name.  In accordance with Clause 7.2, but subject to Clause 3.5, the Licensee and its Affiliates and Sublicensees may not use the name “KODE Biotech Ltd” or any variation of that name in connection with the marketing or sale of any Licensed Products without prior consent.

3.5
Use of Trademarks.  The Licensee shall be entitled to use (and to grant the right to Sublicensees to use) the KODE™ trademark and other relevant trademarks of Licensor in the form and manner approved by the Licensor (acting reasonably) on or in relation to Licensed Products manufactured and sold, including without limitation use in brochures and marketing materials, provided always that such use is legally permissible.  The Licensee will submit sample copies of the proposed use (including the details of proposed package inserts, packaging or promotional or advertising materials) to the Licensor for approval, such approval not to be unreasonably withheld or delayed.  The Licensor hereby grants to the Licensee the non-exclusive right to use the KODE™ trademark and other relevant Licensor trademark(s) as contemplated in accordance with the terms of and for the duration of this agreement.

3.6
Marking of Licensed Products.  To the extent commercially feasible and consistent with prevailing business practices, the Licensee shall mark and shall cause its Affiliates and Sublicensees to mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Licensed Patents that applies to a Licensed Product.

3.7	Indemnity.

(a)
Indemnitees.  The Licensee shall indemnify the Licensor, its agents and employees (“Indemnitees”) against all Claims and Losses arising from the Licensee’s receipt, use, or keeping of KODE™ Constructs, provided that the Licensee shall have no liability to the extent any Claim or Loss is directly attributable to the negligence or intentional misconduct of the Licensor or its officers, employees, and agents, or for any special incidental, consequential or punitive damages. ‘Claims’ shall mean all demands, claims, proceedings, penalties, fines, and liability (whether criminal or civil, in contract, tort, or otherwise), and ‘Losses’ shall mean all losses including without limitation financial losses, damages, reasonable legal costs, and other reasonable expenses of any nature.

(b)
Procedures.  The Indemnitees agree to provide the Licensee with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement.  The Indemnitees shall cooperate fully with the Licensee in the defence and will permit the Licensee to conduct and control the defence and the disposition of the claim, suit, or action (including all decisions relative to litigation, appeal, and settlement).  However, any Indemnitee may (acting reasonably) retain its own counsel, at the expense of the Licensee, if representation of the Indemnitee by the counsel retained by the Licensee would be inappropriate because of actual or potential conflicts in the interests of the Indemnitee and any other party represented by that counsel.  The Licensee agrees to keep the Licensor reasonably informed of the progress in the defence and disposition of the Claim and to consult with the Licensor regarding any proposed settlement.

(c)	Insurance. The Licensee shall maintain insurance that is reasonably sufficient to fulfil its obligations under this Agreement, including the following:

Effective Date	Insurance	Coverage
Commencing on the Effective Date	Employers’ liability insurance	Statutory limits as required by law
Commencing as of 1 October 2017	Commercial general liability insurance	[*]
Upon commencing testing or sales	Clinical trials insurance (upon commencing testing) / product liability insurance (upon sale)	[*]
In connection with the conduct of any clinical testing	Professional liability insurance (errors and omissions)	[*]

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

(i)	Upon commencement of coverage (as required above) and thereafter annually upon renewal, the Licensee shall provide the Licensor with written evidence of insurance.

(ii)
Such insurance shall list the Licensor as an additional insured.  All policies shall be endorsed to indicate that they provide primary coverage without right of contribution by any insurance carrier or self-insured by the Licensor. A waiver of subrogation in favour of the indemnitees shall also be endorsed to the policies.  If such coverage is not written on an “occurrence” basis (i.e., it is written on a “claims made” basis), the Licensee shall maintain such insurance coverage during the term of this Agreement and for five (5) years thereafter.

(iii)
For purposes of this Clause, references to the “Licensee” shall include any Affiliate of the Licensee to which the Licensee grants a sublicense hereunder or to which it otherwise delegates any of the Licensee’s obligations hereunder, and the Licensee shall ensure that the foregoing insurance obligations shall apply to any such Affiliate.

4	Consideration

4.1	Licence Fee. In partial consideration of the rights granted under this Agreement, the Licensee shall pay to the Licensor the following licence issue fee

Event	Payment
Within [*] days after the first anniversary of the Effective Date	[*]

This license issue fee payment is non-refundable and is not creditable against any other payments due to the Licensor under this Agreement.

4.2	Maintenance Fees. The Licensee shall pay to the Licensor the following licence maintenance fees:

Event	Payment
Within [*] days after each anniversary of the Effective Date	[*]

These license maintenance fee payments are non-refundable and are not creditable against any other payments due to the Licensor under this Agreement.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

4.3	Milestone Payments. The Licensee shall pay to the Licensor the following milestone payments:

Event	Payment
Within [*] days after initiation of first Phase III Clinical Trial of a Licensed Product (initiation being first dose of first patient)	[*]
Within [*] days after approval of first Licensed Product for a first indication	[*]
Within [*] days after first commercial sale of a first Licensed Product following approval for use in humans	[*]
Within [*] days after the financial year end of the first financial year in which net sales of Licensed Products for use in humans achieve not less than [*]	[*]

These milestone payments are non-refundable and are not creditable against any other payments due to the Licensor under this Agreement.

4.4	Net Sales Royalties. The Licensee shall pay to the Licensor royalties in respect of its sales of Licensed Products as follows:

Net Sales	Payment
Net Sales in [*]	[*]
Net Sales in [*]	[*]

4.5	Sublicense Royalties. The Licensee shall pay to the Licensor royalties in respect of sales of Licensed Products by each Sublicensee as follows:

(a)	The greater of:

(i)	[*]

(ii)	[*]

(b)	The greater of:

(i)	[*]

(ii)	[*]

4.6
Change of Control. In order that the royalty rates in Clause 4.5 in respect of sales of Licensed Products by each Sublicensee shall not be circumvented, if a Sublicensee or affiliated party acquires Control of the Licensee, and within [*] months the Sublicense previously held by such Sublicensee is terminated, then with effect from the date of termination of the Sublicense the royalty rates payable by the Licensee to the Licensor pursuant to Clause 4.4 in respect of those sales of Licensed Products which would otherwise have been sold pursuant to the applicable Sublicense shall be adjusted to such rate as preserves the effective royalty rate to which the Licensor was entitled immediately prior to termination of the Sublicense.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

4.7	No Multiple Royalties. No multiple royalties shall be payable because any Licensed Product is covered by more than one Licensed Patent.

4.8
Buy Out.  The Licensor shall give reasonable consideration to any proposal by the Licensee (or its assignee or successor) for a one-time lump sum payment in full consideration of all future payment obligations to the Licensor under this Agreement, including, without limitation, royalties, milestone payments, license maintenance fees and manufacturing royalties; provided, however that the Licensor shall have the right in its sole discretion to reject any and all proposals for any reason whatsoever or for no reason at all.

5	Royalty Reports; Payments; Records

5.1	First Sale. The Licensee shall report to the Licensor the date of:

(a)	First manufacture and supply of KODE™ Constructs within [*] days after occurrence by the Licensee and by each Authorised Manufacturer & Supplier; and

(b)	First commercial sale (whether by the Licensee, or its Affiliate or any Sublicensee) of each Licensed Product within [*] days after occurrence in each country.

5.2	Reports and Payments.

(a)	Within [*] days after the conclusion of each Royalty Period, the Licensee shall deliver to the Licensor a report containing the following information:

(i)
With regard to KODE™ Constructs acquired, the identity of the Authorised KODE™ Construct Manufacturer & Supplier(s) and the volumes of KODE™ Construct purchased, and the Licensor will promptly thereafter provide such information as reasonably required to verify its margin royalty in respect of such supplies;

(ii)	With regard to the royalties payable in respect of Licensed Products:

A          the number of Licensed Products sold to independent third parties in each country;

B	the gross sales price for each Licensed Product by the Licensee and its Affiliates during the applicable Royalty Period in each country;

C	the calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions with specific identification of the Russian Federation; and

D	total royalties payable on Net Sales in United States dollars, together with the exchange rates used for conversion; and

(iii)	With regard to royalties due to the Licensor in respect of Sublicenses for the applicable Royalty Period:

A          details of the identity of the Sublicensees;

B	the gross Sublicense Net Sales during the applicable Royalty Period;

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

C	the gross Sublicense Royalties during the applicable Royalty Period; and

D
the calculation of the and total, amount due to the Licensor in respect of the Sublicense for the applicable Royalty Period in United States dollars, together with the exchange rates used for conversion.

Concurrent with this report, the Licensee shall remit to the Licensor any payment due for the applicable Royalty Period.  If no amounts are due to the Licensor for any Royalty Period, the report shall so state.

5.3
Payments in United States Dollars.  The Licensee shall make all payments in United States dollars. The Licensee shall convert foreign currency to United States dollars at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period.  The Licensee may not deduct exchange, collection, or other charges.

5.4
Payments in Other Currencies.  If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, the Licensee shall give the Licensor prompt written notice of the restriction within the [*] reporting and payment deadline for each Royalty Period.  The Licensee shall pay any amounts due the Licensor through whatever lawful methods the Licensor reasonably designates.  However, if the Licensor fails to designate a payment method within [*] days after the Licensor is notified of the restriction, the Licensee may deposit payment in local currency to the credit of the Licensor in a recognized banking institution selected by the Licensee and identified by written notice to the Licensor, and that deposit fulfils all obligations of the Licensee to the Licensor with respect to that payment.

5.5
Records.  The Licensee shall maintain and shall cause its Affiliates and require its Sublicensees to maintain complete and accurate records of Licensed Products that are made, used, or sold under this Agreement and any amounts payable to the Licensor in relation to Licensed Products with sufficient information to permit the Licensor to confirm the accuracy of any reports delivered to the Licensor under Clause 5.2.

(a)
The relevant party shall retain records relating to a given Royalty Period for at least [*] years after the conclusion of that Royalty Period, during which time the Licensor may, at its expense, cause its internal accountants or an independent, certified public accountant to inspect records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement.

(b)	The accountant may not disclose to the Licensor any information other than information relating to accuracy of reports and payments delivered under this Agreement.

(c)	The Parties shall reconcile any underpayment or overpayment within [*] days after the accountant delivers the results of the audit.

(d)
If any audit performed under this Clause 5.5 reveals an underpayment in excess of [*] percent [*] in any Royalty Period, the Licensee shall bear the full cost of the audit; if less than [*] percent [*] the Licensor shall bear its own costs.

(e)	The Licensor may exercise its rights under this Clause 5.5 only once every year and only with reasonable prior notice to the Licensee (or other relevant party).

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

5.6
Late Payments.  Any payments due to the Licensor by the Licensee that are not paid on or before the date payments are due under this Agreement bear interest at [*] per month, calculated on the number of days that payment is delinquent.

5.7
Method of Payment.  All payments under this Agreement should be made to “KODE Biotech Limited” and sent to the address identified below.  Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

5.8
Withholding and Similar Taxes.  Royalty payments and other payments due to the Licensor under this Agreement may not be reduced by reason of any withholding or similar taxes applicable to payments to the Licensor.  Therefore all amounts owed to the Licensor under this Agreement are net amounts and shall be grossed-up to account for any withholding taxes, value-added taxes or other taxes, levies or charges.  In the event that the Licensor shall receive any repayment of any such tax or of any credit obtained by reference to any such deduction that is attributable to such tax, the Licensor shall pay, or shall procure that there is paid, to the Licensee an amount equivalent to the amount overpaid.

6	Intellectual Property and Exclusionary Rights

6.1
Existing Exclusionary Rights.  It is expressly agreed that all Exclusionary Rights are and shall [*]. It is further expressly agreed that the license granted by the Licensor hereunder is for the Term and no further rights to use KODE™ Technology and KODE™ Know-How are granted under this Agreement.

6.2	New Exclusionary Rights.

(a)
The ownership of any Exclusionary Rights in respect of any discoveries, innovations or inventions made jointly by the Parties during the Term, and capable of being protected under patent law, shall be allocated according to the flowchart appended to this Agreement as Schedule 2 (“New Rights”).

(b)
The Licensor acknowledges that the Licensee will be solely responsible for prosecuting, maintaining and defending any New Rights assigned to the Licensee, in addition to any other patent rights owned solely by the Licensee.

(i)
Where in accordance with the flowchart at Schedule 2 the subject matter defined in a New Rights claim provided in the specification does not consist of KODE™ Technology, and the New Rights claim is not in respect of KODE™ Technology, and the Licensee is allocated the rights in respect of the claimed subject matter, the Licensor shall at the Licensee’s reasonable request do all such acts and execute all such documents reasonably required by the Licensee to confirm that title in all such New Rights are assigned, or will be assigned to the Licensee, or at the Licensee’s option that the Licensor grants or will grant to the Licensee a worldwide, exclusive, royalty-free, transferable license in such New Rights, or one or more specific use, with the right to sublicense.  The Licensee shall promptly reimburse all reasonable costs and expenses incurred by the Licensor in connection with providing such assistance. The Licensor acknowledges that no further remuneration or compensation other than that provided for in this Clause is or may become due to the Licensor in respect of the performance of its obligations under this Clause.

(c)
The Licensor shall promptly notify the Licensee on becoming aware of any improvement of the KODE™ Technology, or any new KODE™ Technology, that the Licensor believes may have relevance to the Field. The Licensor shall use reasonable endeavours to monitor developments by other KODE™ Technology licensees.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

6.3	Responsibility for Licensed Patents.

(a)
The Licensor has primary responsibility at its expense and under its own control for the preparation, filing, prosecution, and maintenance of all Licensed Patents.  The Licensor shall advise the Licensee as to the preparation, filing, prosecution, and maintenance of all Licensed Patents reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and shall furnish the Licensee with copies of relevant documents reasonably in advance of consultation.  The Licensor shall consider in good faith any comments of the Licensee on any patent filings for the Licensed Patents.

(b)
If the Licensor desires to abandon any patent or patent application within the Licensed Patents, the Licensor shall provide the Licensee with reasonable prior notice of the intended abandonment, and the Licensee may, at its expense, prepare, file, prosecute, and maintain the relevant Licensed Patents.  If the Licensor elects to abandon any patent or patent application or cease payment of any patent expenses, the Licensor loses all rights under this Agreement with respect to the particular Licensed Patents in those one or more countries.

6.4
Cooperation.  Each Party shall provide reasonable cooperation in the preparation, filing, prosecution, and maintenance of all Licensed Patents.  Cooperation includes, without limitation, promptly informing the other Party of matters that may affect the preparation, filing, prosecution, or maintenance of Licensed Patents (such as, becoming aware of an additional inventor who is not listed as an inventor in a patent application).

6.5	Licensed Patents Infringement.

(a)	Notification of Infringement. Each Party agrees to provide written notice to the other Party promptly after becoming aware of any infringement of the Licensed Patents.

(b)
Licensor Responsibility for Prosecution in the Field.  The Licensor has primary responsibility at its expense for initiating the prosecuting of any third party infringement of the Licensed Patents in the Field and defending the Licensed Patents in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or infringement of the Licensed Patents in the Field.

(i)
Prior to commencing any action, the Licensor shall consult with the Licensee and shall in good faith consider the views of the Licensee regarding the advisability and conduct of the proposed action and its effect on this Agreement.

(ii)	The Licensor shall keep the Licensee reasonably informed of material actions taken by the Licensor pursuant to the infringement or declaratory action.

(iii)
The Licensor may not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Clause without the prior written consent of the Licensee, which consent may not be unreasonably withheld or delayed.

(iv)	Any recovery obtained in an action under this Clause shall be distributed as follows: [*].

(c)	Licensee as Indispensable Party. If and to the extent required by law, the Licensee shall permit any action under Clause 6.5(b) to be brought in its name, provided that the [*].

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

(d)
Licensee Right to Prosecute.  If the Licensor declines or fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for the action, or to answer a declaratory judgment action within a reasonable time after the action is filed, the Licensee may prosecute the infringement or answer the declaratory judgment action under its [*].  If and to the extent required by law, the Licensor shall permit any such action to be brought in its name, [*].  If the Licensee takes action under this Clause, the Licensee shall keep the Licensor reasonably informed of material actions taken by the Licensee pursuant to the infringement or declaratory action.

(e)
Prosecution in Other Fields.  If the Licensor or any licensee of the Licensed Patents in a field other than the Field initiates an infringement action the Licensor shall keep the Licensee reasonably informed of material actions taken pursuant to the infringement or declaratory action and shall consider the views of the Licensee regarding the advisability and conduct of the proposed action and its effect on this Agreement.

(f)
Cooperation.  Both Parties shall cooperate fully in any action under this Clause which is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party promptly for any reasonable costs and expenses incurred by the cooperating Party in connection with providing assistance. Unless it would be unlawful to do so in a particular jurisdiction, the controlling Party may from time to time request the cooperating Party to provide reasonable financial support towards the conduct of an action under this Clause 6.5, and the cooperating Party will give reasonable consideration to such request, having regard (amongst other things) to the advisability and conduct of such action and its effect on this Agreement, the likelihood of the action’s prospects of success, and the impact on the cooperating Party if action is not taken or (as the case may be) is discontinued. For clarity any such financial support shall be in the discretion of the cooperating Party and may be subject to such terms and for such duration, or impose such limits or conditions as the cooperating Party may determine.

7	Confidentiality & Publicity

7.1	Confidentiality

(a)	Obligations. For [*] years after disclosure of any Confidential Information, the Receiving Party shall:

(i)
maintain Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its officers or directors, officers, employees, consultants, and advisors, and those of its Affiliates and Sublicensees who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement;

(ii)	use Confidential Information solely for the purposes of this Agreement; and

(iii)
allow its officers or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being Confidential Information.

The rights of use and reproduction under (ii) and (iii) above shall extend to the Licensee’s Affiliates with a need for such use and reproduction as well as to Sublicensees.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

(b)	Exceptions. The confidentiality obligations of the Receiving Party above do not apply to the extent that the Receiving Party can demonstrate that Confidential Information:

(i)	was in the public domain prior to the time of its disclosure under this Agreement;

(ii)	entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party;

(iii)	was already known or independently developed or discovered by the Receiving Party without use of the Confidential Information;

(iv)
is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to the Confidential Information; or

(v)
is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that (to the extent permitted by law) the Disclosing Party receives reasonable prior written notice of the disclosure.

(c)
Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or a Third Party entrusting its own information to the Disclosing Party) owns the Confidential Information in the possession of the Receiving Party.  Upon expiration or termination of this Agreement, or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

7.2
Publicity Restrictions.  The Licensee may not use the name of the Licensor or any of its officers, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the Licensor.  The foregoing notwithstanding, the Licensee may disclose that information without the consent of the Licensor in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that the Licensee provides the Licensor at least [*] days (or a shorter period in order to enable the Licensee to make a timely announcement to fulfil applicable securities laws or other applicable law or regulation, while affording the Licensor the maximum feasible time to review the announcement) prior written notice of the proposed text for the purpose of giving the Licensor the opportunity to comment on the text.

7.3
No information warranty. No warranty or representation is given by either Party as to the accuracy or completeness of information provided under this Agreement.  Each Party must make its own independent assessment of the information provided and rely on its own judgment in reaching any conclusion.

8	Term and Termination

8.1
Commencement and termination by expiry. This Agreement, and the licence granted under Clause 2.1 shall come into effect on the Effective Date and, unless terminated earlier in accordance with this Clause 8, shall continue in force and remains in effect until the later of expiration or abandonment of all Valid Claims.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

8.2	Voluntary termination. The Licensee may terminate this Agreement:

(a)	at any time on [*] days’ notice in writing to the Licensor; or

(b)
on [*] days’ notice if there is a Change of Control of the Licensor, or the Licensor sells all or substantially all of the KODE™ Technology assets to an entity that is a competitor of the Licensee being an entity engaged, directly or indirectly, in any one or more of the development, production, marketing, distribution and/or exploitation of a competing product in the Field.

8.3	Termination by Default. Either Party may terminate this Agreement at any time by notice in writing to the other Party (the ‘Other Party’), such notice to take effect as specified in the notice:

(a)
if the Other Party is in persistent breach of this Agreement other than a failure by the Licensee to pay any amount due to the Licensor under this Agreement, and, in the case of a breach capable of remedy within [*] days, the breach is not remedied within [*] days of the Other Party’s receiving notice specifying the breach and requiring its remedy; or

(b)
If the alleged breach consists of non-payment of any uncontested amounts due to the Licensor under this Agreement, and the Licensee fails to cure that breach within [*] days after receiving notice of the breach, the Licensor may terminate this Agreement immediately upon written notice to the Licensee;

(c)
if (A) the Other Party becomes insolvent or unable to pay its debts as and when they become due, or (B) an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or (C) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of the Other Party’s assets or business, or (D) the Other Party makes any composition with its creditors, or (E) the other Party ceases to continue its business, or (F) as a result of debt and/or maladministration the other Party takes or suffers any similar or analogous action in any jurisdiction.

8.4
Force Majeure. Neither Party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, act of terrorism or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove those causes of non-performance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

8.5	Consequences of Termination.

(a)
Upon the early termination of this Agreement, the Licensee and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that:

(i)	the Licensee is current in payment of all amounts due the Licensor under this Agreement,

(ii)	the Licensee pays the Licensor the applicable royalty on sales of Licensed Products in accordance with the terms of this Agreement; and

(iii)	the Licensee and its Affiliates and Sublicensees complete and sell all work-in-progress and inventory of Licensed Products within nine (9) months after the effective date of termination.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

(b)
Upon the expiration or termination of this Agreement, for each Sublicensee, upon termination of the Sublicense with such Sublicensee, if the Sublicensee is not then in breach of such Sublicense with the Licensee such that the Licensee would have the right to terminate such Sublicense, the Licensor shall be obligated, at the request of such Sublicensee, to enter into a new agreement with such Sublicensee on substantially the same terms as those contained in such Sublicense; provided, however, that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense agreement does not impose any obligations or liabilities on the Licensor which are not included in this Agreement. The Licensor’s consent to such Sublicensee request shall not be unreasonably withheld. Save as expressly provided, upon termination of this Agreement for any reason the Licensee and each Sublicensee shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, KODE™ Technology or KODE™ Know-How, in so far and for as long as any of the Licensed Patents remain in force, and except in respect of any accrued rights and those provisions expressed to survive termination, neither Party shall be under any further obligation to the other.

(c)
All rights and obligations of the Parties shall cease to have effect immediately upon termination of this Agreement provided that termination shall not affect the continued existence and validity of the rights and obligations of the parties under those Clauses of this Agreement which are expressed to survive termination and any provision of this Agreement necessary for the interpretation or enforcement of this Agreement.   A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

9	Dispute Resolution.

9.1
Procedures Mandatory.  The parties shall resolve any dispute arising out of or relating to this Agreement solely by means of the procedures set forth in this Clause.  These procedures constitute legally binding obligations that are an essential provision of this Agreement.  If either Party fails to observe the procedures of this Clause, as modified by their written agreement, the other Party may bring an action for specific performance in any court of competent jurisdiction.

9.2	Dispute Resolution Procedures.

(a)
Negotiation.  In the event of any dispute arising out of or relating to this Agreement, the affected Party shall notify the other Party, and the parties shall attempt in good faith to resolve the matter within [*] days after the date of notice (the “Notice Date”).  Any disputes not resolved by good faith discussions shall be referred to senior executives of each Party, who shall meet and attempt to negotiate a settlement within [*] days after the Notice Date. Subject as provided the representatives of the Parties may participate in meetings, adjourn and otherwise regulate their meetings as they think fit, and in determining whether such representatives are participating in a meeting, it is irrelevant where any representative is or how they communicate with each other.

(b)
Mediation.  If the matter remains unresolved within [*] days after the Notice Date, or if the senior executives fail to meet within [*] days after the Notice Date, the Parties shall first seek settlement of that dispute by mediation in accordance with the then current LCIA Mediation Rules, which Rules are deemed to be incorporated by reference into this Clause.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

(c)
Arbitration.  If the Parties fail to resolve the dispute through mediation, or if neither Party elects to initiate mediation, each Party may serve notice on the other Party that it wishes to refer the matters in dispute to be finally resolved by arbitration under the then current LCIA Arbitration Rules, which Rules are deemed to be incorporated by reference into this Clause.

(i)	The number of arbitrators shall be one.

(ii)	The seat, or legal place, of arbitration shall be London.

(iii)	The language to be used in the arbitral proceedings shall be English.

(iv)	The governing law of the contract shall be the substantive law of England.

9.3	Preservation of Rights Pending Resolution.

(a)
Performance to Continue.  Each Party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.  However, a Party may suspend performance of its obligations during any period in which the other Party fails or refuses to perform its obligations.

(b)
Provisional Remedies.  Although the procedures specified in this Clause are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(c)
Statute of Limitations.  The Parties agree that all applicable statutes of limitation and time-based defences (such as, estoppel and laches) are tolled while the negotiation, mediation and/or arbitration procedures set forth in Clause 9.2.(a), 9.2(b) or 9.2(c) are pending.  The Parties shall take any actions necessary to effectuate this result.

10	General

10.1
Representations and Warranties. The Licensor warrants that its employees and contractors have assigned to the Licensor their entire right, title, and interest in and to the Licensed Patents, the KODE™ Technology and KODE™ Know-how, and that it has authority to grant the rights and licenses set forth in this Agreement, and that it has not granted any rights in or to the Licensed Patents and/or the KODE™ Technology and/or the KODE™ Know-how to any Third Party that is inconsistent with the grant of rights in this Agreement.  Save as expressly provided in this agreement, neither Party makes any other warranty or accepts any liability in connection with the supply and use of KODE™ Constructs hereunder and specifically does not give any warranty that:

(a)	[*]

(b)	[*]

(c)	[*]

10.2	Limitation of liability. Neither Party shall be entitled to recover from the other any special incidental, consequential or punitive damages.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

10.3
No Partnership.  Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between the Parties, constitute either Party the agent of the other Party, nor authorise either Party to make or enter into any commitments for or on behalf of the other Party.

10.4	Binding Effect. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

10.5	Notices.

Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be (a) delivered personally, or (b) sent by recognized national overnight courier; or (c) sent by registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Licensor: KODE Biotech Limited 19 Mount Street Scott Laboratory Building Auckland University of Technology Auckland, New Zealand Attention: CEO
If to the Licensee:
Agalimmune Limited
c/o Wilson Wright LLP
1st Floor Thavies Inn House
London
United Kingdom EC1N 2HA
Attention:  CEO/Director
With a copy to:
BioLineRx Ltd.
2 HaMa’ayan Street
Modi’in 7177871
Israel

Attention: Chief Financial Officer

All notices under this Agreement are effective and deemed received (a) if delivered personally, at the time of delivery; (b) if sent by recognized national overnight courier, two business days from the date of dispatch; (c) in the case of pre-paid registered or certified mail, four business days from the date of posting.  If deemed receipt under the previous paragraphs of this Clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.  To prove service in the case of post, it is sufficient to prove that the envelope containing the notice was properly addressed and posted. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Clause.

10.6
Entire agreement. This Agreement sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter, including

(a)	the Mutual Confidentiality Undertakings dated 29 July 2014.

(b)	Evaluation License & Option Agreement dated 31 March 2015.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

The Parties acknowledge that they are not relying on any representation, agreement, term, or condition that is not set out in this Agreement. Nothing in this Agreement excludes liability for fraud.

10.7
Variation & Waiver. This Agreement, including this Clause, may be amended, varied or renewed only by a document in writing signed by a duly authorized representative of each Party.  The waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

10.8
No assignment. Neither Party shall assign, transfer, charge, encumber, or otherwise deal with the whole or any part of this Agreement, or its rights or obligations under this Agreement without the prior written consent of the other Party which consent may not be unreasonably withheld or delayed.  Notwithstanding the foregoing, this Agreement may be assigned by either Party in connection with a merger, consolidation, sale of all of the equity interests of the Party, or a sale of all or substantially all of the assets of the Party to which this Agreement relates save that the prior written consent of Licensee shall be required for an assignment, transfer, or other disposal by Licensor of the whole or any part of this Agreement to a competitor of Licensee being a person engaged, directly or indirectly, in any one or more of the development, production, marketing, distribution and/or exploitation of a competing product in the Field.

10.9
Severability.  If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.  While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the Parties.

10.10
Counterparts.  This Agreement may be executed in one or more counterparts, each of which is an original, and all of which together are one instrument.  Transmission by electronic means of and electronic form of a duly executed counterpart shall be deemed to constitute due and sufficient delivery of such counterpart and will be accepted and will be binding on the Parties whether or not subsequently replaced by originally signed duplicates.

10.11
Law and jurisdiction. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) is governed by and construed in accordance with the laws of England irrespective of any conflicts of law principles.  The Parties submit to the exclusive jurisdiction of the English courts in respect of any dispute arising out of or relating to this Agreement (including non-contractual disputes or claims) except that a Party may bring urgent or interim proceedings in any court of competent jurisdiction.

THIS AGREEMENT has been entered into and executed by the Parties as of the Effective Date.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

Agreed by the Parties through their authorized signatories:

For and on behalf of KODE Biotech Limited:	For and on behalf of Agalimmune Ltd.:

/s/ Stephen Henry	/s/ Philip Serlin
Signed	Signed
Stephen Henry	Philip Serlin
Print name	Print name
CEO	Chairman of the Board
Job title	Job title
28 March 2018	28 March 2018
Date	Date

Signed

Print name

Job title

Date

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

Schedule 1

PART 1

Licensed Patents

KBL ref	Title	Filing date	CC	Application no. (patent no.)	Priority document(s)	Status
[*]	[*]	[*]	[*]	[*]	[*] [*] [*] [*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*] [*] [*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*] [*] [*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*] [*] [*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*] [*] [*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*] [*] [*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*] [*] [*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*] [*] [*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*] [*] [*] [*]	[*]

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

[*]	[*]	[*]	[*]	[*]	[*] [*] [*] [*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*] [*] [*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*] [*] [*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

CONFIDENTIAL

Schedule 1

PART 2

Agalimmune Patent

KBL ref	Title	Filing date	CC	Application no. (Patent no.)	Priority document(s)	Status
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*]